Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-14060 on Form S-4 of our report dated December 1, 2004 (December 14, 2005 as to the effects of the stock split described in Note 1), relating to the consolidated statements of income, shareholders’ equity, and cash flows and financial statement schedules of Florida Rock Industries, Inc. appearing in and incorporated by reference in the Annual Report on Form 10-K of Florida Rock Industries, Inc. for the year ended September 30, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida
June 11, 2007